Agreement to Organize and Stockholder Agreement

This Agreement to Organize and Stockholder Agreement (this “Agreement”) dated as of April 1, 2006, is among Heartland Financial USA, Inc., a Delaware corporation (the "Company"), and those individuals who are signatories to this Agreement (individually referred to as an "Investor" and collectively as the "Investors").

Recitals

A. The Company and the Investors (collectively, the “Organizers”) desire to organize a new corporation under the laws of the State of Colorado to be known as Summit Acquisition Corporation (“Summit”), and a new bank under the laws of the State of Colorado with its main office initially to be located in Broomfield, Colorado, to be known as “Summit Bank & Trust” and to be a wholly-owned subsidiary of Summit (the “Bank”).

B. Pursuant to the terms of this Agreement, the Organizers intend to provide the initial capitalization of Summit and the Bank and to take all other steps necessary to prepare the Bank to commence retail operations and transact a banking business and to effect all of the other actions contemplated by this Agreement (collectively, the “Transaction”).

C. The Organizers understand that the Transaction requires the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Colorado Division of Banking, a unit of the Colorado Department of Regulatory Agencies (the “Division”), and the Federal Deposit Insurance Corporation (the “FDIC”).

D. Upon the completion of the organization of Summit, the Organizers will cause Summit to issue shares of its capital stock (the “Summit Stock”) to each of the Organizers in proportion to their contributions to Summit’s capitalization and as otherwise provided in this Agreement, and the Bank will issue to Summit all of the shares of its capital stock (the “Bank Stock”).

E. The Organizers desire to impose certain restrictions on the sale, transfer or other disposition of the Summit Stock owned by the Organizers and to give the Company and the Investors the option to purchase and sell the shares of Summit Stock owned by them under certain circumstances specified in this Agreement.

Now, Therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Organizers, intending to be legally bound hereby, agrees as follows:

AGREEMENTS

ARTICLE 1
Summit and Bank Organization and Stock Subscription

Section 1.1  Charter. The Investors hereby authorize the Company to file with the Secretary of State of the State of Colorado appropriate articles of incorporation for Summit. The Organizers further agree to use their reasonable best efforts to cause the Division to authorize the Bank under the laws of the State of Colorado to commence a banking business and otherwise to effect the Transaction. The date the Bank commences a banking business with the public is referred to as the “Charter Date.” Each of the undersigned authorizes John K. Schmidt, an executive officer of the Company, or such other individual who may be chosen from time to time by the Company to serve as the undersigned’s lawful agent in connection with the Transaction (the “Agent”), and further acknowledges the employment of John Carmichael as the Bank’s president (the “President”). The President and the Agent shall be primarily responsible for preparing and filing all regulatory applications deemed by them to be necessary to effect the Transaction, including, but not limited to, applications with the Federal Reserve, the Division and the FDIC. Each of the Organizers agrees to cooperate fully with the President and the Agent in such efforts.

Section 1.2  Subscriptions for Summit Stock.

(a)  The Organizers agree that Summit’s initial capitalization shall be Fifteen Million Dollars ($15,000,000) comprised of One Million Five Hundred Thousand (1,500,000) common shares issued at a price of Ten Dollars ($10.00) per share. The Organizers further agree that the Bank’s minimum initial capitalization shall be Twelve Million Dollars ($12,000,000) comprised of One Million Two Hundred Thousand (1,200,000) common shares issued at a price of Ten Dollars ($10.00) per share. The Organizers acknowledge the following subscriptions for Summit Stock and agree to cause Summit to accept the same upon the completion of its formation:

(i)  the Company agrees to subscribe for and purchase One Million Two Hundred Thousand (1,200,000) common shares, or Eighty Percent (80%), of the initial issuance of Summit Stock at an aggregate issuance price of Twelve Million Dollars ($12,000,000); and

(ii)  the Investors severally, and not jointly, agree to subscribe for and purchase, Summit Stock in the amount set forth opposite his or her name on Exhibit A attached hereto, which shall, in the aggregate, equal Three Hundred Thousand (300,000) common shares or Twenty Percent (20%), of the initial issuance of Summit Stock at an aggregate issuance price of Three Million Dollars ($3,000,000).

(b)  The Organizers agree that if the Charter Date shall not have occurred by the date which is eighteen (18) months after the date of this Agreement, unless such time is extended by written agreement of the Organizers who have subscribed for not less than a majority of the shares of Summit Stock, this Agreement shall terminate and each of the Organizers shall:

(i)  receive a pro rata portion of any of the subscription funds previously contributed (after the satisfaction of all expenses incurred in attempting to organize the Bank, including the preparation and filing of all necessary regulatory applications as described in this Agreement); and

(ii)  accept such distribution in full satisfaction of any amounts due under this Agreement to or from any of the other Organizers, including the Company.

(c)  Except as provided below in this Section 1.2(c), payment by an Organizer of the aggregate cash amount for the Organizer’s subscription for the Summit Stock (the “Subscription Amount”) shall be made in two installments, with the first installment in an amount equal to Ten Percent (10%) of the Organizer’s aggregate Subscription Amount (the “First Installment”), and the second installment equal to the balance of the Organizer’s Subscription Amount (the “Second Installment”). Notwithstanding the foregoing sentence, however, the Company shall pay the full amount of its Subscription Amount concurrently with the date of its execution of this Agreement. Each of the Organizers irrevocably agrees to deliver to the Agent either cash, or check(s) made payable to “Summit Acquisition Corporation,” in the amount of the Organizer’s:

(i)  First Installment concurrently with the date of each Organizer’s execution of this Agreement; and

(ii)  Second Installment by no later than the Charter Date, unless the Agent and the President jointly determine that the Bank needs additional funds prior to that time to complete the Transaction.

Section 1.3  Deposit and Expenditure of Organizers’ Funds. All funds collected from the Organizers pursuant to this Agreement (the “Organizers’ Funds”) shall be deposited into a non-interest bearing account (the “Organization Account”) established with the Dubuque Bank and Trust Company, Dubuque, Iowa (the “Escrow Bank”). Upon the signature of the President, funds may be withdrawn from the Organization Account only to be used to pay normal and customary expenses relating to the Transaction, including, but not limited to, the following:

(a)  expenses arising from or relating to the organization, capitalization and operation of the Bank, including the filing of all necessary regulatory applications with the Federal Reserve, the Division and the FDIC to effect the Transaction;

(b)  accounting, auditing, legal, investment banking, due diligence and appraisal expenses relating to or in connection with the Transaction;

(c)  salary payments to the President and to any other officers or employees of the Bank that are deemed necessary by the Agent; and

(d)  other expenses arising from or directly relating to the Transaction;

provided, however, that any expenditure in excess of Five Thousand Dollars ($5,000) shall require the joint authorization of the President and the Agent. The President and the Agent shall jointly compile a budget of estimated expenses relating to the Transaction (the “Operating Budget”). The Organizers hereby acknowledge that the President and the Agent may begin making withdrawals from the Organization Account immediately, and accordingly, if the Transaction were not consummated, the Organizers would not receive a refund of 100% of the Organizers’ Funds.

Section 1.4  Books and Records. The President shall ensure that proper records of all expenditures from the Organization Account are maintained and such records shall be available for inspection by any Organizer. The President will prepare and distribute to each Organizer a monthly financial report and a copy of the monthly account statement issued by the Escrow Bank with respect to the Organization Account, noting variations, if any, from the Operating Budget.

Section 1.5  Additional Capital. Each of the Organizers agrees that any additional capital needed by Summit or the Bank shall be contributed by the Company in return for the issuance of additional Summit Stock, provided, however, that prior to any proposed issuance of additional Summit Stock, each Investor shall receive the right to purchase that number of shares that would be necessary to allow such Investor to maintain the same percentage ownership of outstanding Summit Stock he or she enjoyed prior to the issuance of any additional shares of Summit Stock. In addition:

(a)  any right of an Investor to purchase any additional shares of Summit Stock pursuant to the provisions of this Section would not be transferable or assignable (except as provided in Section 3.6) and any shares of Summit Stock purchased in connection with the exercise of such right would be subject to all the terms of this Agreement;

(b)  any purchase of additional shares by an Investor pursuant to the terms of this Section must be made on the same terms and conditions as the Company; and

(c)  any such offer to purchase additional Summit Stock could be made to all the Investors in compliance with applicable law to Summit.

Except as expressly provided in this Section or as required by applicable law, each of the Investors hereby acknowledges that he or she shall have no rights to subscribe for additional Summit Stock.

ARTICLE 2
Repurchase Options and Obligations

Section 2.1  Repurchase Obligation at Fifth Anniversary.

(a)  Upon the fifth (5th) anniversary of the Charter Date (the “Fifth Anniversary”), the Company agrees to purchase from the Investors, and each of the Investors agrees to sell to the Company, all of the Summit Stock then owned by the Investor (the “Investors’ Stock”) on the terms set forth in this Section. The total purchase price for the Investors’ Stock shall be an amount equal to the “Repurchase Price,” as defined below.

(b)  Except as provided in this Section, the Repurchase Price shall be the appraised value of the Investors’ Stock as of the Fifth Anniversary as determined by Alex Sheshunoff Management Services, Inc. or its successor, or if neither such firm nor its successor is still in existence and performing appraisals of the stock of commercial banks, then by an independent, nationally recognized appraisal firm with no less than (ten) 10 years of experience in appraising the stock of commercial banks, jointly selected by the Company and the Investors (the “Appraised Value”). For purposes of such an appraisal, the value of the Investors’ Stock shall be determined as if 100% of Summit were being sold.

(c)  Notwithstanding anything contained herein to the contrary, if on the Fifth Anniversary:

(i)  Summit has total consolidated assets of greater than Two Hundred Million Dollars ($200,000,000) and has earned greater than a Ten Percent (10%) average annual consolidated return on equity during the prior twenty four (24) months (computed in accordance with generally accepted accounting principles and based upon average consolidated equity during such twenty four month period), then in no event shall the Appraised Value represent a multiple on Summit’s consolidated net earnings for the prior twelve (12) months of less than twelve times (12x) or greater than eighteen times (18x) such trailing twelve (12) months’ consolidated earnings; and

(ii)  Summit has total consolidated assets of less than Two Hundred Million Dollars ($200,000,000) or has earned less than a Ten Percent (10%) average annual consolidated return on equity during the prior twenty four (24) months (computed in accordance with generally accepted accounting principles and based upon average consolidated equity during such twenty four month period), then in no event shall the Appraised Value represent a multiple on Summit’s consolidated net earnings for the prior twelve (12) months of less than six times (6x) or greater than twelve times (12x) such trailing twelve (12) months’ consolidated earnings

For purposes of this Section: (x) the total consolidated assets of Summit shall include the amount of the assets (calculated at the time of acquisition) of any bank, thrift or other financial institution or financial institution holding company, or any branch, office or part thereof, acquired by Summit or the Bank between the date of this Agreement and the Fifth Anniversary; and (y) in computing return on equity, if the corporate overhead allocation attributed to Summit by the Company is greater than that attributed proportionately to the Company’s other subsidiaries (based on the average assets of each subsidiary), then the return on equity calculation will be adjusted such that Summit’s corporate overhead allocation equals its pro rata percentage share based upon Summit’s percentage of total average consolidated assets to the Company’s total average consolidated assets.

(d)  The Repurchase Price shall be paid to Investors (pro rata based upon their respective percentage ownership of the Investors’ Stock) in two parts:

(i)  the first part of the Repurchase Price, which shall be equal to each Investor’s total capital contribution as reflected on Exhibit A attached hereto, shall be paid to the Investor, at the Investor’s election (but subject to compliance with any applicable securities laws) in cash, common stock of the Company (“Company Stock”) or a combination of cash and Company Stock; and

(ii)  the second part of the Repurchase Price, which shall be equal to each Investor’s appropriate share of the remaining balance of the total Repurchase Price, shall be paid to the Investor, at the Company’s election (but subject to compliance with any applicable securities laws) in cash, Company Stock or a combination of cash and Company Stock. For purposes of this Section, the per share value of Company Stock shall be equal to the VWAP, which means the volume weighted average price per share of Company Stock, rounded to the nearest one-hundredth of a cent, during the ninety (90) days prior to the Fifth Anniversary. For this purpose, the VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Company Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

Section 2.2  Tender Right. Each of the Investors shall have the right, exercisable at any time after the date hereof and through the Fifth Anniversary, to tender all of the Summit Stock owned by such Investor to the Company for purchase at a cash price equal to such Investor’s original investment in Summit Stock, plus a Six Percent (6%) annually compounded rate of return on such original investment (the “Tender Right”). An Investor may exercise the Tender Right by delivering to the Company written notice of such Investor’s intention to tender all of the Investor’s shares of Summit Stock to the Company for purchase. Upon proper exercise of the Tender Right, the Company hereby agrees to purchase for cash all of the shares of Summit Stock owned by the Investor selling such Summit Stock at the purchase price and on the terms set forth in this Article.

Section 2.3  Repurchase Upon Company Change of Control. If at any time after the date hereof and through the Fifth Anniversary there is a “Change of Control of the Company” (as defined below), the Company, or its successor, shall purchase from the Investors, and each Investor agrees to sell to the Company or its successor, all of the Summit Stock then owned by the Investors at a price per share equal to the Control Premium Price, as defined below. For purposes of this Section, a “Change of Control of the Company” shall mean the acquisition by any person or entity (a “Company Acquirer”) of:

(a)  legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of greater than two thirds (2/3) of the then issued and outstanding Company Stock through any transaction; or

(b)  all or substantially all of the assets of the Company.

The “Control Premium Price” shall be equal to the per share book value of the Investor’s equity interest in Summit, multiplied by the same multiple of book value as paid by the Company Acquirer for the stock or assets of the Company. For example, if the Company is sold to another entity for three times the Company’s book value, the Control Premium Price would be equal to three times the per share book value of the Investor’s equity interest in Summit.

Section 2.4  Terms, Time and Place of Closing.

(a)  Except as otherwise specifically provided by the terms of this Article, the purchase price of any Summit Stock purchased by the Company or its successor from any Investor pursuant to the terms of this Article shall be paid by wire transfer of immediately available funds to the selling Investor or Investors in the amount of the purchase price prescribed by the terms of this Article.

(b)  Except as otherwise specifically provided by the terms of this Article, the closing of the purchase and sale of any Summit Stock to be purchased and sold pursuant to the provisions of this Article (the “Closing”) shall be held at such place and time and on such date as may mutually be agreed upon in writing by the Investor and the Company, or, if they fail to agree, at the main office of the Company at 10:00 a.m. on the later of:

(i)  the tenth (10th) Business Day (as defined below) following the determination of the purchase price to be paid in connection with such purchase of Summit Stock;

(ii)  thirty (30) Business Days following the action or occurrence that triggers the obligation to purchase such Summit Stock; and

(iii)  five (5) Business Days after the receipt of any necessary regulatory approvals for such purchase.

(c)  Except as otherwise specifically provided by the terms of this Article, at the Closing held pursuant to this Article, the Company shall make the delivery described in subsection (a) of this Section and the selling Investor shall deliver to the Company free and clear of all liens, claims and encumbrances (other than those imposed by this Agreement and evidenced by the legend provided for below), a certificate or certificates representing the shares of Summit Stock to be purchased and sold, duly endorsed in blank, with all taxes on the transfer, if any, paid by the transferor thereof.

(d)  The consummation of any purchase of Summit Stock pursuant to this Article (the “Sale Stock”) shall be subject to the receipt by the Company of any necessary regulatory approvals, which the Company agrees to use its commercially reasonable best efforts to obtain as soon as practicable, provided, however, that if the Company is unable, after the exercise of diligent efforts, within one hundred twenty (120) days after the last date provided in Section 2.4(b)(i) or Section 2.4(b)(ii) for the closing of the purchase of the Sale Stock, or such longer period of time as may be mutually agreed upon by the prospective purchasers and prospective sellers of the Sale Stock, to obtain any necessary regulatory approvals, then:

(i)  each of the prospective sellers of the Sale Stock shall be released from any further obligations pursuant to the terms of this Agreement solely with respect to such Sale Stock and shall be free to sell the Sale Stock to any person or entity free of any lien or encumbrance imposed by the terms of this Agreement; and

(ii)  the Company shall be released from any further obligations pursuant to the terms of this Agreement with respect to the purchase of the Sale Stock and shall have no further rights or obligations with respect to the Sale Stock, other than as set forth in Section 2.5 and Section 2.6.

Section 2.5  Tag Along Right. If the Company proposes to sell or transfer control of more than a 50% interest in Summit to any non-Affiliate of the Company in one transaction or in a series of related transactions (a “Tag Along Sale”), then the Investors shall each have the right to participate in such Tag Along Sale on the following terms:

(a)  The Company shall give the Investors not less than thirty (30) days written notice (“Tag Along Sale Notice”) of its intention, describing the price offered, all other material terms and conditions of the Tag Along Sale and, if the consideration payable pursuant to the Tag Along Sale consists in whole or in part of consideration other than cash, such information relating to such other consideration as any Investor may reasonably request.

(b)  In connection with any Tag Along Sale, each Investor shall have the right, in his or her sole discretion, to participate in such sale on a pro rata basis and upon substantially the same terms and conditions, including the amount and form of consideration, as the Company. The Investor shall exercise the rights under this Section 2.5 (if at all) within thirty (30) days after receipt of the Tag Along Sale Notice by submitting written notice of such exercise to the Company. Upon the exercise of such rights, each Investor shall deliver his shares of Summit Stock to the purchaser on substantially the same terms and conditions as the Company as set forth in the Tag Along Sale Notice.

(c)  For purposes of this Agreement,

(i)  “Person” means any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization; and

(ii)  “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 2.6  Right to Compel Sale.

(a)  Subject to the provisions of this Section, if at any time the Company proposes to sell shares of Summit Stock representing more than a 50% interest in Summit, then the Company shall have the right, exercisable as set forth below, to compel all of the Investors to sell to the third party purchaser (a “Compelled Sale”) all, but not less than all, of the shares of Summit Stock then held by them. In connection with any Compelled Sale, such Investors will receive the same consideration payable to the Company and be on the same terms and conditions applicable to the Company.

(b)  If the Company elects to exercise its right to cause a Compelled Sale, it will deliver written notice (a “Compelled Sale Notice”) to each Investor, setting forth the consideration, the number of shares of Summit Stock to be sold and describing all other material terms and conditions of the Compelled Sale, including the proposed closing date, which shall not be less than thirty (30) days after the date the Compelled Sale Notice is delivered. Each Investor will deliver the Summit Stock held by each such Investor to the third party purchaser in accordance with the terms set forth in the Compelled Sale Notice upon receipt of the consideration provided for therein.

(c)  Notwithstanding the provisions of Section 2.6(a) and Section 2.6(b), and in lieu of complying with the Compelled Sale Notice, any Investor shall have the right to purchase from the Company all, but not less than all, of the shares of Summit Stock the Company desires to sell, but only on the same terms and conditions as described in the Compelled Sale Notice, including the proposed closing date (the “Minority Right of First Refusal”). If by no later than thirty (30) days after the date the Compelled Sale Notice is delivered, an Investor delivers to the Company a binding written commitment from an Investor or Investors of his or their exercise of the Minority Right of First Refusal and specifying all of the terms of such purchase, together with evidence reasonably satisfactory to the Company of the financial capability to consummate such exercise (the “Notice of Exercise”), then all Investors shall be released from their obligation to participate in the Compelled Sale, provided, however, that if the exercise of the Minority Right of First Refusal described in the Notice of Exercise does not occur in accordance with the terms specified therein, then all Investors shall again be subject to the obligation to participate in the Compelled Sale.

Section 2.7  Corporate Reorganization. Notwithstanding anything contained herein to the contrary, at any time after the Bank commences banking operations, the Company shall have the right to effect a reorganization of Summit and the Bank to eliminate Summit and cause all of the then issued and outstanding shares of Summit Stock to be exchanged on a one for one basis for shares of Bank Stock (the “Reorganization”). Each of the Organizers agrees, upon the Company’s written request, to consent to the taking of, and to take, all reasonable and necessary actions to effect the Reorganization. Upon the effective date of any Reorganization, and with respect to actions, obligations, events or circumstances that will occur, are intended to occur or may occur thereafter:

(a)  all of the rights and obligations applicable to the holders of Summit Stock shall be applicable to the holders of Bank Stock; and

(b)  all references in this Agreement to Summit and the Bank together, or to Summit alone, except where clearly inapplicable or where the reference to Summit clearly applies only to a corporation and not a bank, shall be deemed to refer only to the Bank and all references to Summit Stock shall be deemed to refer and be applicable to Bank Stock.

ARTICLE 3
Representations, Warranties And Covenants

Section 3.1  Summit and Bank Operations. Each of the Organizers agrees to use its, his or her best efforts to cause Summit and the Bank to be successful. Each of the Organizers acknowledges and agrees that in addition to core deposit growth, the Organizers will work to expand the Bank’s operations through selected acquisitions of banks and other financial institutions, provided, however, that no offer will be made for any such institution without the prior consent of the Company.

Section 3.2  Representations, Warranties and Covenants. Each of the undersigned Organizers hereby represents and warrants to, and acknowledges to and agrees with, the Agent, the President and each other Organizer as follows:

(a)  The Organizer and, if applicable, the attorney, accountant, executive officer or financial investment advisor for the Organizer (collectively, “Advisor”), has had a reasonable opportunity to ask questions of and receive information and answers from the other Organizers and persons acting on behalf of Summit and the Bank concerning the Transaction, all such questions asked have been answered and all such information requested has been provided to the full satisfaction of the Organizer or the Organizer’s Advisor.

(b)  No oral or written representations have been made or oral or written information furnished to the Organizer or the Organizer’s Advisor(s) in connection with the Organizer’s agreement to purchase Summit Stock that were in any way inconsistent with the information stated in this Agreement.

(c)  The Organizer is not subscribing for Summit Stock as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to each of the undersigned generally or in connection with investments in securities.

(d)  The Organizer’s overall commitment to investments that are not readily marketable is not disproportionate to the Organizer’s net worth and the Organizer’s investment in the Bank will not cause such overall commitment to become disproportionate to the Organizer’s net worth.

(e)  Any Organizer that is an individual has reached the age of majority in the state in which the Organizer resides, has adequate net worth and means of providing for the Organizer’s current needs and personal contingencies, is able to bear the substantial economic risks of the investment in Summit as evidenced by this Agreement, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.

(f)  The Organizer, individually or acting through its executive officers, has such knowledge and experience in financial and business matters so as to enable the Organizer to utilize the information made available to him, her or it in connection with his, her or its investment in Summit in order to evaluate the merits and risks of such an investment and to make an informed investment decision with respect thereto and the Organizer has carefully evaluated the risk of such investment.

(g)  The Organizer is not relying on the Agent, the President, any other Organizer or any other person acting on behalf of Summit or the Bank, the Agent, the President or any of the other Organizers with respect to the Organizer’s economic considerations relating to this investment; and in regard to such considerations, the Organizer has relied on the advice of, or has consulted with, his, her or its own Advisor(s).

(h)  The Organizer is making the investment evidenced hereby solely for the Organizer’s own account as principal, for investment purposes only and not with a view to the resale or participation of any portion thereof, and no other person has a direct or indirect beneficial interest in such investment.

(i)  Any Organizer that is also an Investor acknowledges that the Company is under no obligation to register any Company Stock that the Organizer may receive pursuant to the terms of this Agreement, and further acknowledges that the receipt by the Organizer of any Company Stock is subject to the Company’s ability to satisfy the requirements of any applicable federal or state securities laws, provided, however, that during the two and one-half (2½) year period following the issuance by the Company to any Investor of any shares of the Company’s common stock pursuant to the terms of this Agreement, the Company agrees to use its best efforts to file in a timely manner all reports required to be filed with the Securities and Exchange Commission.

(j)  The Organizer acknowledges that a legend will be placed on each certificate representing the Summit Stock substantially as follows:

Voluntary and involuntary transfer of any of the shares represented by this certificate are governed by and in all respects subject to the terms and conditions of that certain Agreement to Organize and Stockholder Agreement among Heartland Financial USA, Inc. and certain other holders of this Company’s capital stock dated as of April 1, 2006, an executed copy of which has been deposited with the Secretary of the Company at its registered office in Broomfield, Colorado. Such Agreement imposes certain obligations on the holder of these shares in certain circumstances, which obligations and circumstances are described therein. No transfer of such shares will be made on the books of the Company unless accompanied by evidence of compliance with the terms of such Agreement.

(k)  The Organizer recognizes that an investment in Summit Stock involves a number of significant risks, including, without limitation, the following considerations:

(i)  no Federal or state agency has passed upon the Summit Stock or made any finding or determination as to the fairness of the investment in Summit Stock; and

(ii)  there is no established market for the Summit Stock and it is unlikely that a public market for the Summit Stock will develop.

(l)  The Organizer acknowledges receipt of copies of certain financial and other information concerning the proposed operations of Summit and the Bank, and recognizes that the Bank is a de novo bank to be organized in the future and has no financial or operating history, that the organization and operation of Summit and the Bank entails significant risks, including, without limitation, that the organization of Summit and the Bank is subject to regulatory approvals and that there are no assurances that such approvals will be obtained.

(m)  Within five (5) days after receipt of a request from the Agent or the President, the Organizer hereby agrees to provide such information and to execute and deliver such documents as may be reasonably necessary to complete the necessary applications to organize the Bank and to comply with any and all laws and ordinances to which Summit or the Bank is subject.

(n)  The foregoing representations, warranties and agreements, together with all other representations and warranties made or given by the Organizer in any other written statement or document delivered in connection with the transactions contemplated hereby, shall be true and correct in all respects on and as of the date of the delivery of such statement or document as if made on and as of such date and shall survive such date.

Section 3.3  Indemnification. Each Organizer agrees to indemnify and hold harmless Summit, the Bank, the Agent, the President and each of the other Organizers and all of their respective agents and representatives who are associated with the Transaction and all of the proposed officers and directors of Summit and the Bank against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representations or warranty or breach or failure by the undersigned to comply with any covenant or agreement made by the undersigned herein or in any other document furnished by the undersigned to any of the foregoing in connection with the Transaction.

Section 3.4  Additional Information. Each of the undersigned hereby acknowledges and agrees that the Agent or the President may make or cause to be made such further inquiry and obtain such additional information from any of the undersigned as he may deem appropriate, and each of the undersigned hereby agrees to cooperate fully with the Agent and the President in this regard.

Section 3.5  Irrevocability; Binding Effect. Each of the undersigned hereby acknowledges and agrees that:

(a)  the undersigned is not entitled to cancel, terminate or revoke this Agreement or any agreements of each of the undersigned hereunder; and

(b)  this Agreement and such other agreements shall survive the death or disability of each of the undersigned and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

Section 3.6  Transfer Restrictions. Subject to Section 2.4(d)(ii), each of the Investors hereby agrees that he or she will not sell, exchange, assign, transfer, pledge, hypothecate, give away (by lifetime transfer) or otherwise encumber or dispose of any shares of Summit Stock at any time owned by him or her without the express prior written consent of the Company, provided, however, that the foregoing shall not prohibit the transfer of shares of Summit Stock by testamentary transfer so long as each recipient of any shares of Summit Stock becomes a party to this Agreement and agrees to be bound by its terms.

  ARTICLE 4
Miscellaneous

Section 4.1  Modification. Neither this Agreement nor any provisions hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by the Company, on the one hand, and by the holders of a majority of the shares of Summit Stock owned by the Investors, on the other hand. The Bank and all of its stockholders shall be bound by any such modification, waiver, discharge or termination.

Section 4.2  Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed with first class postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail with first class postage prepaid to any Organizer at the address set forth on Exhibit A attached hereto or to such other person or place as an Organizer shall furnish to the other Organizers in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:

(a)  if delivered by hand, when delivered;

(b)  if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service;

(c)  if delivered by overnight express delivery service (receipt requested), on the next Business Day after deposit with such service; and

(d)  if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

For purposes of this Agreement, “Business Day” means any day except Saturday, Sunday and any day on which the Escrow Bank is authorized or required by law or other government action to close.

Section 4.3  Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

Section 4.4  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and there are no representations, covenants or other agreements except as stated or referred to herein.

Section 4.5  Severability. Each provision of this Agreement is intended to be severable from every other provision, and the invalidity or illegality of any portion hereof shall not affect the validity or legality of the remainder hereof.

Section 4.6  Assignability. This Agreement is not transferable or assignable by any of the undersigned, except as otherwise provided by Section 3.6.

Section 4.7  Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa applied to residents of that state executing contracts wholly to be performed in that state. Each of the undersigned irrevocably agrees that any action or proceeding in any way, manner or respect arising out of this Agreement or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith shall be litigated only in the courts having situs within the City of Dubuque, the State of Iowa, and each of the undersigned hereby consents and submits to the jurisdiction of any local, state or federal court located within such city and state. Each of the undersigned hereby waives any right the Organizer may have to transfer or change the venue of any litigation brought against the undersigned by the Bank or the Agent.

Section 4.8  Dispute Resolution. Unless otherwise specifically provided for in this Agreement, all disputes, controversies, claims or disagreements arising out of or relating to this Agreement, (singularly, a “Dispute,” and collectively, “Disputes”) shall be resolved in the following manner (the “Dispute Resolution Process”), provided, however, that the Dispute Resolution Process shall be commenced only if (x) requested in a written notice (the “Notice of Dispute”) describing the Dispute that is delivered to all parties to this Agreement and signed by either the Company, or by Investors owning a majority of the Summit Stock owned by all Investors and representing the joint position of all such Investors signing the Notice of Dispute and (y) the Dispute has a liquidated monetary value of greater than Five Hundred Thousand Dollars ($500,000):

(a)  First, within ten (10) days after the receipt of Notice of Dispute, the parties representing the two opposing sides of the Dispute, or representatives of such parties with decision making authority (collectively, the “Dispute Parties,” and individually, a “Dispute Party”) shall meet and negotiate in good faith for a period of fifteen (15) days in an effort to resolve the Dispute.

(b)  Second, if within such fifteen (15) day period, the Dispute Parties have not succeeded in negotiating a resolution of the Dispute, they agree to submit the Dispute to mediation in Chicago, Illinois, in accordance with the Commercial Mediation Rules of the American Arbitration Association (“Mediation”) and to bear equally the costs of the Mediation. The Dispute Parties will jointly appoint a mutually acceptable mediator, provided, however, that if they are unable to agree upon such appointment within ten (10) days from the conclusion of the negotiation period described in Section 4.8(a), then the Dispute Parties shall request the American Arbitration Association to appoint an appropriate mediator. The Dispute Parties shall agree to participate in good faith in the Mediation and negotiations related thereto for a period of thirty (30) days.

(c)  Third, if the Dispute Parties are still unable to resolve the Dispute within such thirty (30) day mediation period, the Dispute Parties shall resolve the Dispute by submitting the Dispute to binding arbitration in Chicago, Illinois, pursuant to the procedures set forth in Section 4.8(d) (“Arbitration”).

(d)  Each Dispute Party shall submit the Dispute to Arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Chicago, Illinois, and under the jurisdiction of the American Arbitration Association in Chicago, Illinois, subject to the following provisions:

(i)  Each Dispute Party shall set forth in writing and deliver to the arbitrators its position on the issue(s) in Dispute, provided, however, that in all Disputes, there shall be only two positions: the Company’s position and the joint position of all Investors who signed the related Dispute Notice. The arbitrators shall have the authority only to rule in favor of one of the two stated positions of one of the Dispute Parties with respect to each different issue, with no compromises or alternative solutions permitted. The arbitrators shall have the authority to rule for a different Dispute Party with respect to each different issue presented. If one of the Dispute Parties fails to submit its position to the arbitrators within the time period provided therefor, the arbitrators shall rule in favor of the stated position of the Dispute Party submitting such position.

(ii)  Within ten (10) days after submittal of the Dispute to Arbitration, the Dispute Parties shall agree upon an arbitrator. If the Dispute Parties are unable to agree upon an arbitrator, within fifteen (15) days after submittal to arbitration, each Dispute Party shall appoint an arbitrator and within ten (10) days of their appointment the two arbitrators so chosen shall nominate a third arbitrator. If within such ten (10) day period the two arbitrators fail to nominate the third arbitrator, upon written request of either Dispute Party, the third arbitrator shall be appointed by the American Arbitration Association from its commercial dispute panel of arbitrators and both Dispute Parties shall be bound by the appointment so made. If either of the Dispute Parties shall fail to appoint an arbitrator as required under this Section 4.8(d)(ii), the arbitrator appointed by the other Dispute Party shall be the sole arbitrator of the matter.

(iii)  The decision of the arbitrators (or such single arbitrator) shall be made within thirty (30) days of the close of the hearing in respect of the Arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld, conditioned or delayed) and the award rendered by a majority of the panel of arbitrators (or such single arbitrator) when reduced to writing and signed by them shall be final, conclusive and binding upon the Dispute Parties. Any award rendered shall be final and conclusive upon the Dispute Parties and upon all other Investors and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction. The expenses of the Arbitration shall be borne equally by the Dispute Parties, provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees, provided, however, that in the discretion of the arbitrators, any award may include the fees and costs of a Dispute Party’s attorney if the arbitrator expressly determines that the Dispute Party against whom such award is entered has caused the Dispute, controversy or claim to be submitted to Arbitration in bad faith or as a dilatory tactic. No Arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations.

(iv)  Notwithstanding anything contained in this Section 4.8(d), any Dispute Party shall be entitled to:

(A)  commence legal proceedings seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained herein or to maintain the “status quo ante” of the parties to this Agreement pending the settlement of a Dispute in accordance with the arbitration procedures set forth in this Section 4.8(d);

(B)  commence legal proceedings involving the enforcement of an Arbitration decision or award or judgment arising out of this Agreement, or

(C)  join any Arbitration or legal proceeding arising out of this Agreement with any other Arbitration or legal proceeding arising out of this Agreement.

The “status quo ante” is defined as the last peaceable, uncontested status between the parties to this Agreement, provided, however, that neither the party bringing the action nor the party defending the action thereby waives its right to Arbitration of any dispute, controversy or claim arising out of or in connection with or relating to this Agreement.

Section 4.9  Certificate of Non-Foreign Status. Each of the undersigned declares that, to the best of the Organizer’s knowledge and belief, the following statements are true, correct and complete with respect to such Investor:

(a)  unless an Internal Revenue Service Form 4224 has been completed, each of the undersigned is not a foreign person for purposes of U.S. income taxation (i.e., the Organizer is not a nonresident alien, nor executing this document as an officer of a foreign corporation, as a partner in a foreign partnership, or as a fiduciary of a foreign employee benefit plan, foreign trust or foreign estate);

(b)  the following information, as provided by such Investor and contained elsewhere in the subscription documents is true, correct and complete: the U.S. taxpayer or employee identification number (e.g., social security number) and the home address; and

(c)  the undersigned agrees to inform the Bank promptly if the undersigned becomes a nonresident alien.

Section 4.10  Director Benefits. Directors of the Bank will be afforded the same benefits as directors of the Company’s other financial institution subsidiaries.

Section 4.11  Solicitation of Customers or Employees. Commencing with the date of this Agreement and ending on the date that is two (2) years after the effective date of the sale by an Investor of all of his or her Summit Stock (the “Non-Solicitation Period”), such Investor shall not, directly or indirectly, call on, sell to, solicit banking business from or render banking services to any of the Bank’s customers who were customers of the Bank at the commencement of, and during, the Non-Solicitation Period, or recruit, persuade or attempt to recruit or persuade any employee of the Bank who was an employee of the Bank at the commencement of the Non-Solicitation Period and at the time of any such prohibited act, to leave the Bank’s employ, or to become employed by any other person or entity other than the Bank. For purposes of clarification, and not by way of limitation, this Section 4.11 shall not prevent any Investor from calling on, selling to, or soliciting business from any Bank customer if the purpose of such activity is not related to any business or service which is at that time offered by the Bank to any of its customers. Notwithstanding anything contained herein to the contrary, if any Investor is a party to an agreement with the Company, the Bank or the affiliates of either of them which other agreement contains similar non-solicitation provisions as contained in this Section 4.11, then the Non-Solicitation Period applicable to such Investor shall be the longer of the Non-Solicitation Period in this Section 4.11, or the period contained in such other similar agreement.

Section 4.12  Federal and State Securities and Other Laws. Each of the undersigned should also be aware of the following additional considerations:

THE INVESTMENTS EVIDENCED BY THIS AGREEMENT ARE NOT, AND THE STOCK TO BE ISSUED WILL NOT BE, SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENT AGENCY OR OTHERWISE.

THE INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATES OR UNDER OTHER APPLICABLE BANKING LAWS OR REGULATIONS. SUCH INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF SUCH INTERESTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

[Signatures are on following page.]

Signatures

In witness whereof, this Agreement has been executed by the undersigned Organizers on the date(s) indicated below:

Agent       President
_______________                __________________
John K. Schmidt     John Carmichael

Signature	Social Security Number/FEIN	Printed Name	Date
Heartland Financial USA, Inc. By: Name: Title:		Heartland Financial USA, Inc., a Delaware corporation

Exhibit A

Name and Address of Subscriber	Number of Shares	Total Subscription (in Dollars)	Amount of First Installment	Amount of Second Installment
Heartland Financial USA, Inc. 1398 Central Avenue Dubuque, Iowa 52001	1,200,000	$ 12,000,000	$ 12,000,000	$ 0
		$	$	$
		$	$	$
		$	$	$
		$	$	$
		$	$	$
		$	$	$
		$	$	$
		$	$	$